TARGET FUNDS
SMALL CAPITALIZATION VALUE FUND
(Credit Suisse Asset Management, LLC)


Subadvisory Agreement


Agreement made as of this 27th day of February
2001, between Prudential Investments Fund Management
LLC, a New York limited liability company ("PIFM" or
the "Manager"), and Credit Suisse Asset Management,
LLC, a Delaware limited liability company (the
"Subadviser").
WHEREAS, the Manager has entered into a
Management Agreement, dated August 25, 1999 (the
Management Agreement), with Target Funds (the
"Trust"), a Delaware business trust and an open-end,
management investment company registered under the
Investment Company Act of 1940, as amended (the "1940
Act"), on behalf of its series the Small
Capitalization Value Fund (the "Fund"), pursuant to
which PIFM will act as Manager of the Fund; and
WHEREAS, PIFM desires to retain the Subadviser
to provide investment advisory services to the Fund
and to manage such portion of the Fund as the Manager
shall from time to time direct, and the Subadviser is
willing to render such investment advisory services.
NOW, THEREFORE, the Parties agree as follows:
1.	(a)	Subject to the supervision of the
Manager and the Board of Trustees of the Trust,
the Subadviser shall manage such portion of the
investment operations of the Fund as the Manager
shall direct and shall manage the composition of
the Fund's portfolio, including the purchase,
retention and disposition thereof, in accordance
with the Fund's investment objectives, policies
and restrictions as stated in the Prospectus and
Statement of Additional Information (such
Prospectus and Statement of Additional
Information as currently in effect and as
amended or supplemented from time to time, being
herein called the Prospectus), and subject to
the following understandings:
(i)	The Subadviser shall provide
supervision of such portion of the Fund's
investments as the Manager shall direct and
shall determine from time to time what
investments and securities will be purchased,
retained, sold or loaned by the Fund, and what
portion of the assets will be invested or held
uninvested as cash.
(ii)	In the performance of its duties and
obligations under this Agreement, the Subadviser
shall act in conformity with the Agreement and
Declaration of Trust, By-Laws and Prospectus of
the Fund and with the written instructions and
directions of the Manager and of the Board of
Trustees of the Trust, and will conform to and
comply with the requirements of the 1940 Act,
the Internal Revenue Code of 1986, as amended,
and all other applicable federal and state laws
and regulations.  In connection with the
performance of its duties and obligations under
this Agreement, the Subadviser shall, among
other things, prepare and file such reports as
are, or may in the future be, required by the
Securities and Exchange Commission.
(iii)	The Subadviser shall determine the
securities and futures contracts to be purchased
or sold by such portion of the Fund, and will
place orders with or through such persons,
brokers, dealers or futures commission merchants
(including but not limited to Prudential
Securities Incorporated or any broker or dealer
affiliated with the Subadviser) to carry out the
policy with respect to brokerage as set forth in
the Fund's Prospectus or as the Board of
Trustees may direct from time to time. In
providing the Fund with investment supervision,
it is recognized that the Subadviser will give
primary consideration to securing the most
favorable price and efficient execution.  Within
the framework of this policy, the Subadviser may
consider the financial responsibility, research
and investment information and other services
provided by brokers, dealers or futures
commission merchants who may effect or be a
party to any such transaction or other
transactions to which the Subadviser's other
clients may be a party.  It is understood that
Prudential Securities Incorporated or any broker
or dealer affiliated with the Subadviser may be
used as principal broker for securities
transactions, but that no formula has been
adopted for allocation of the Fund's investment
transaction business.  It is also understood
that it is desirable for the Fund that the
Subadviser have access to supplemental
investment and market research and security and
economic analysis provided by brokers or futures
commission merchants who may execute brokerage
transactions at a higher cost to the Fund than
may result when allocating brokerage to other
brokers on the basis of seeking the most
favorable price and efficient execution.
Therefore, the Subadviser is authorized to place
orders for the purchase and sale of securities
and futures contracts for the Fund with such
brokers or futures commission merchants, subject
to review by the Trust's Board of Trustees from
time to time with respect to the extent and
continuation of this practice.  It is understood
that the services provided by such brokers or
futures commission merchants may be useful to
the Subadviser in connection with the
Subadviser's services to other clients.
On occasions when the Subadviser deems the
purchase or sale of a security or futures
contract to be in the best interest of the Fund
as well as other clients of the Subadviser, the
Subadviser, to the extent permitted by
applicable laws and regulations, may, but shall
be under no obligation to, aggregate the
securities or futures contracts to be sold or
purchased in order to obtain the most favorable
price or lower brokerage commissions and
efficient execution. In such event, allocation
of the securities or futures contracts so
purchased or sold, as well as the expenses
incurred in the transaction, will be made by the
Subadviser in the manner the Subadviser
considers to be the most equitable and
consistent with its fiduciary obligations to the
Fund and to such other clients.
(iv)	The Subadviser shall maintain all
books and records with respect to the Fund's
portfolio transactions required by subparagraphs
(b)(5), (6), (7), (9), (10) and (11) and
paragraph (f) of Rule 31a-1 under the 1940 Act,
and shall render to the Trust's Board of
Trustees such periodic and special reports as
the Trustees may reasonably request.  The
Subadviser shall make reasonably available its
employees and officers for consultation with any
of the Trustees or officers or employees of the
Trust with respect to any matter discussed
herein, including, without limitation, the
valuation of the Fund's securities.
During the term of the Agreement and for
one year thereafter, the Manager and the
Subadviser each agrees to keep confidential any
and all written or oral information that it may
be provided regarding the other, including its
structure, management, work flows, organization,
financial controls and condition, personnel and
other information that is not publicly available
and that is valuable and confidential to such
party (collectively, "Confidential
Information").  Each party also agrees to have
in effect, and enforce, rules and policies
designed to protect against unauthorized access
to or use of the Confidential Information.  Each
party agrees to disclose the Confidential
Information to its employees and agents only to
the extent necessary to carry out the purpose
for which the Confidential Information is
disclosed.
(v)	The Subadviser shall provide the
Fund's Custodian on each business day with
information relating to all transactions
concerning the portion of the Fund's assets it
manages, and shall provide the Manager with such
information upon request of the Manager.
(vi)	The investment management services
provided by the Subadviser hereunder are not to
be deemed exclusive, and the Subadviser shall be
free to render similar services to others.
Conversely, Subadviser and Manager understand
and agree that if the Manager manages the Fund
in a "manager-of-managers" style, the Manager
will, among other things, (i) continually
evaluate the performance of the Subadviser
through quantitative and qualitative analysis
and consultations with such Subadviser (ii)
periodically make recommendations to the Trust's
Board as to whether the contract with one or
more Subadviser(s) should be renewed, modified,
or terminated and (iii) periodically report to
the Trust's Board regarding the results of its
evaluation and monitoring functions.  The
Subadviser recognizes that its services may be
terminated or modified pursuant to this process.
(b)	The Subadviser shall authorize and permit
any of its directors, officers and employees who may
be elected as Trustees or officers of the Trust to
serve in the capacities in which they are elected.
Services to be furnished by the Subadviser under this
Agreement may be furnished through the medium of any
of such directors, officers or employees.
(c)	The Subadviser shall keep the Fund's books
and records required to be maintained by the
Subadviser pursuant to paragraph 1(a) hereof and shall
timely furnish to the Manager all information relating
to the Subadviser's services hereunder needed by the
Manager to keep the other books and records of the
Fund required by Rule 31a-1 under the 1940 Act.  The
Subadviser agrees that all records that it maintains
for the Fund are the property of the Fund, and the
Subadviser will surrender promptly to the Trust any of
such records upon the Trust's request, provided,
however, that the Subadviser may retain a copy of such
records.  The Subadviser further agrees to preserve
for the periods prescribed by Rule 31a-2 under the
1940 Act any such records as are required to be
maintained by it pursuant to paragraph 1(a) hereof.
(d)	The Subadviser agrees to maintain adequate
compliance procedures reasonably designed to ensure
its compliance with the 1940 Act, the Investment
Advisers Act of 1940, as amended, and other applicable
state and federal regulations.
(e)	The Subadviser shall furnish to the
Manager copies of all records prepared in connection
with (i) the performance of this Agreement and (ii)
the maintenance of compliance procedures pursuant to
paragraph 1(d) hereof as the Manager may reasonably
request.
2.	The Manager shall continue to have
responsibility for all services to be provided to the
Fund pursuant to the Management Agreement and, as more
particularly discussed above, shall oversee and review
the Subadviser's performance of its duties under this
Agreement.
3.	For the services provided and the expenses
assumed pursuant to this Agreement, the Manager shall
pay the Subadviser as full compensation therefor, a
fee equal to the percentage of the Fund's average
daily net assets of the portion of the Fund managed by
the Subadviser as described in the attached Schedule
A.
4.	The Subadviser shall not be liable for any
error of judgment or for any loss suffered by the Fund
or the Manager in connection with the matters to which
this Agreement relates, except a loss resulting from
willful misfeasance, bad faith or gross negligence on
the Subadviser's part in the performance of its duties
or from its reckless disregard of its obligations and
duties under this Agreement.
5.	This Agreement shall continue in effect
for a period of more than two years from the date
hereof only so long as such continuance is
specifically approved at least annually in conformity
with the requirements of the 1940 Act; provided,
however, that this Agreement may be terminated by the
Fund at any time, without the payment of any penalty,
by the Board of Trustees of the Trust or by vote of a
majority of the outstanding voting securities (as
defined in the 1940 Act) of the Fund, or by the
Manager or the Subadviser at any time, without the
payment of any penalty, on not more than 60 days nor
less than 30 days written notice to the other party.
This Agreement shall terminate automatically in the
event of its assignment (as defined in the 1940 Act)
or upon the termination of the Management Agreement.
The Subadviser agrees that it will promptly notify the
Trust and the Manager of the occurrence or anticipated
occurrence of any event that would result in the
assignment (as defined in the 1940 Act) of this
Agreement, including, but not limited to, a change or
anticipated change in control (as defined in the 1940
Act) of the Subadviser.
Any notice or other communication required to be
given pursuant to Section 5 of this Agreement shall be
deemed duly given if delivered or mailed by registered
mail, postage prepaid, (1) to the Manager at Gateway
Center Three, 100 Mulberry Street, 4th Floor, Newark,
NJ 07102-4077, Attention: Secretary; (2) to the Trust
at Gateway Center Three, 100 Mulberry Street, Newark,
NJ 07102-4077, Attention: Secretary; or (3) to the
Subadviser at 466 Lexington Avenue, New York, NY
10017, Attention: General Counsel.
6.	Nothing in this Agreement shall limit or
restrict the right of any of the Subadviser's
directors, officers or employees who may also be a
Trustee, officer or employee of the Trust to engage in
any other business or to devote his or her time and
attention in part to the management or other aspects
of any business, whether of a similar or a dissimilar
nature, nor limit or restrict the Subadviser's right
to engage in any other business or to render services
of any kind to any other corporation, firm, individual
or association.
7.	During the term of this Agreement, the
Manager agrees to furnish the Subadviser at its
principal office all prospectuses, proxy statements,
reports to shareholders, sales literature or other
material prepared for distribution to shareholders of
the Fund or the public, which refer to the Subadviser
in any way, prior to use thereof and not to use
material if the Subadviser reasonably objects in
writing five business days (or such other time as may
be mutually agreed) after receipt thereof.  Sales
literature may be furnished to the Subadviser
hereunder by first-class or overnight mail, facsimile
transmission equipment or hand delivery.
8.	This Agreement may be amended by mutual
consent, but the consent of the Fund must be obtained
in conformity with the requirements of the 1940 Act.
9.	This Agreement shall be governed by the
laws of the State of New York.
IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PRUDENTIAL INVESTMENTS FUND
MANAGEMENT LLC

BY:	/s/ Robert F. Gunia
Robert F. Gunia
Executive Vice President
CREDIT SUISSE ASSET MANAGEMENT, LLC

BY:	/s/ Hal Liebes
Hal Liebes
Managing Director

SCHEDULE A
TARGET FUNDS
SMALL CAPITALIZATION VALUE FUND
(Credit Suisse Asset Management, LLC)
As compensation for the Subadviser's services, PIFM will pay the Subadviser a fee equal, on an annualized basis, to 0.40% of the average daily net assets of the portion of the Fund advised by the Subadviser.
Dated as of February 27, 2001














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